UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 14, 2010

Date of Report (date of earliest event reported)

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6350 South 3000 East

Salt Lake City, Utah 84121

(Address of principal executive offices)

(801) 947-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On October 14, 2010 Overstock.com, Inc. (the “Company”) and the Overstock.com, Inc. Employee Benefits Committee (the “Committee”) terminated the previously disclosed Tolling and Standstill Agreement dated August 31, 2009 (the “Agreement”) relating to certain issuances of the Company’s common stock (“Common Stock”) in connection with the Overstock.com, Inc. 401(k) plan (the “Plan”).

As previously disclosed, the Company has previously determined that it may have issued more shares of its Common Stock to the Plan for the benefit of Plan participants than had been registered with the Securities and Exchange Commission for issuance to or in connection with the Plan, and the Company and the Committee entered into the Agreement in order to preserve certain rights, if any, of Plan participants who acquired shares of Overstock Common Stock in the Plan between July 1, 2008 and June 30, 2009.  The Company has now completed a rescission offer to affected participants in the Plan who acquired shares of Overstock Common Stock between July 1, 2008 and June 30, 2009.  Consequently, the Company and the Committee have terminated the Agreement.

The Termination of Tolling and Standstill Agreement is filed as Exhibit 10.1 to this Report on Form 8-K, and reference is hereby made to the text of the Agreement for a more complete description of its terms.

Item 9.01                                             Financial Statements and Exhibits

(d)                                 Exhibits.                                                 10.1                           Termination of Tolling and Standstill Agreement dated October 14, 2010.

Certain statements contained in this Form 8-K may constitute “forward-looking statements.” You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ Stephen J. Chesnut
Stephen J. Chesnut
Senior Vice President, Finance and Risk Management
Date: October 14, 2010